EXHIBIT 99.1


Gasco
------
Energy


For Release at 8:30 AM EST on Thursday, January 11, 2007

                     GASCO ENERGY PROVIDES OPERATIONS UPDATE
                  SETS QUARTERLY AND ANNUAL PRODUCTION RECORDS
                        EXITS DECEMBER AT 12 MMCFE/D NET

DENVER - (PR Newswire) - January 11, 2007 - Gasco Energy, Inc. (AMEX: GSX) today provided an interim operations update on its Riverbend Project in Utah's Uinta
Basin and on its Wyoming Projects in the Green River Basin.

Record Quarterly and Annual Production
Estimated  cumulative net production for the quarter ended December 31, 2006 was
1,092  million  cubic feet  equivalent  (MMcfe),  an  increase of 15% over third quarter  2006  production  of 947 MMcfe,  and 41% above  fourth  quarter  2005's production of 776 MMcfe.  Estimated cumulative net production for the year-ended
December  31, 2006 was 3,803  MMcfe,  an increase  of 122% over  full-year  2005 production of 1,713 MMcfe.  Gasco's exit rate at year-end 2006 was approximately
12  MMcfe  per  day  net  to  the  Company's  interest.  The  Riverbend  Project constitutes 100% of Gasco's gross and net production.

The Company attributes the rise in sequential production volumes to increased well completion activity during the fourth quarter and full-year 2006 which more than off-set normal production declines.

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                                      Three-months                    Three-months                         Full-year
                                          Ended                           Ended                               Ended
                                   Dec.31*     Sept. 30,             Dec.31,*  Dec. 31,                 Dec.31,*  Dec.31,
                                    2006         2006     % Change     2006      2005      % Change      2006       2005   % Change
                                  --------       ----      ------      -----     ----       -------      ----       ----     ------
Natural Gas / MMcf                  1,048        913         15%       1,048       750        40%        3,670     1,649       123%
Oil / MBbls                          7.3         5.7         28%        7.3        4.3        70%         22.1      10.6       108%
Natural Gas Equivalents / MMcfe     1,092        947         15%       1,092       776        41%        3,803     1,713       122%
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

*Includes Q406 and FY06 preliminary production estimates. Company estimates may differ from the actual results to be reported in its forthcoming filing on Form 10-K for the year-ended December 31, 2006.

Drilling Activity
During the fourth quarter of 2006, Gasco spudded eight gross wells (5.0 net) and reached total depth on nine gross wells (6.2 net). The Company is currently running three drilling rigs on its Riverbend project and expects to take delivery of a fourth rig, a Nabors new-build, during March 2007. Year-to-date in Utah, Gasco has spudded 30 gross wells (18.4 net), and reached total depth on 29 gross wells (18.0 net).

Completion Activity
During the fourth quarter of 2006, Gasco conducted initial completion operations on 11 wells (7.5 net) and re-entered two wells (1.3 net) to complete behind-pipe pay zones.

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Gasco Energy Operations Summary
                                              Period
                                       Q406             FY06
Utah
  Spudded                               8                30
  Reached TD                            9                29
  Completed                             11               26

Wyoming
  Spudded                               0                2
  Reached TD                            0                0
  Suspended                             0                1
  WIP                                   1                1
-------------------------------- ----------------- ---------------

For the full-year 2006, Gasco conductedinitial completion operations on 26 wells (16.5 net) and re-entered 16 wells (8.0 net) to complete behind-pipe pay zones. Gross and net data provided for wells spudded and wells to total depth include three non-operated wells in which Gasco participated in the third quarter of 2006 with a 25% working interest in each well. Two of the wells spudded during the third quarter of 2006 were in Gasco's Wyoming Projects.

This is in line with the revised target of 28 to 30 gross wells (15 net) in Utah that Gasco reiterated at the end of the third quarter after reducing its Utah drilling fleet to three rigs from four rigs. One rig was dropped due to poor performance and excessive downtime for maintenance and repairs.

At December 31, 2006, Gasco operated 88 gross wells with two additional wells awaiting completion activities. The Company currently has an inventory of 16 wells with up-hole recompletions.

Mancos Shale Test - Riverbend Project, Utah
Gasco also today announced that it will spud a deep shale-gas well to test the productive potential of the Wasatch, upper and lower Mesaverde and Blackhawk formations, the Mancos Shale, Juana Lopez and Dakota / Morrison sandstones. The Company permitted the Federal 14-31-9-19 (75% WI - GSX operates) to a proposed total depth of 16,650 feet and expects to spud this well before the end of January 2007. The preliminary well cost estimate to drill and complete the well is $7.3 million ($5.5 million net to Gasco). Estimated time to reach total depth is 75 days from spud.

The Federal 14-31-9-19 is located in the core Riverbend Blackhawk Spring Canyon marine trend where Gasco has the most geological control and continues to have consistent and favorable results. Gasco's geological and engineering team expects to encounter numerous stacked over-pressure natural gas pay zones throughout the wellbore. Increased activity by industry targeting deeper pay zones is ongoing in the Uinta Basin with encouraging preliminary results. Geological modeling indicates that the Mancos Shale and associated sandstone members are prevalent under much of Gasco's Uinta Basin leasehold where the natural gas resource can be more efficiently recovered using the proven, modern drilling and completion technologies currently benefiting Rockies operators.

Riverbend Gas Gathering - Riverbend Project, Utah
Gasco recently completed the linking of the Wilkin Ridge and West Desert gathering systems to its existing 50 MMcfd gas processing facility which began operations in June 2006. Now, up to 95% of produced volumes are processed in the plant, ensuring that production will meet pipeline specifications reducing the likelihood of any future curtailments. The Company currently operates nearly 100 miles of gathering system along with the processing facility.

Riverbend Environmental Assessment Approved - Riverbend Project, Utah
Gasco recently received approval of its Riverbend Environmental Assessment (EA). The approved EA includes 45 proposed wells within the Spring Canyon marine trend of the Blackhawk Formation. The EA should provide for accelerated permitting approvals from the Bureau of Land Management as the environmental and cultural studies of the 45 proposed well sites have already been completed.

Daniel Anticline Prospect - Sublette County, Wyoming
Gasco and its partner Hunt Petroleum are currently drilling through 14,800 feet on the Cottonwood Ranch 24-21 (25% WI; Gasco operates), which is permitted to test natural gas potential in the Lance, Mesaverde, Ericson, Rock Springs and Hilliard Shale formations to a proposed total depth of 16,500 feet. The Company expects to reach total depth on the well sometime in the first quarter of 2007.


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Management Comment
Mark Erickson, Gasco's CEO and President said: "The strength and viability of the Company are excellent both on financial and operational fronts. We have a strong cash position along with existing cash flows from operations. We enter
2007 with momentum generated by what we expect will have been the best operational quarter in Gasco's history. Substantial contributions and improvements continue to be implemented by our technical and operational staff. Their efforts are helping to lower drilling costs by reducing drilling days, and by lowering completion costs through aggressive bidding of services.

"During the quarter: we reached total depth on a Blackhawk well in a Company-record 17 days, and we now average 25 days based on recent wells; reduced fracturing and open hole logging costs on average by $350,000; increased sequential net production by 15%; and grew gas production to an exit rate of 12 MMcfe/d. These significant achievements are exactly what we would have anticipated in the field lifecycle at Riverbend. By consistently lowering per-well investment, we can confidently say we are moving into the development stage of the Riverbend project. The operations team continues to work diligently to further drive costs out of the system, ultimately improving per-well economics in our plays.

"Additionally, we are well positioned to continue production growth in 2007 with our large inventory of low-cost up-hole recompletion opportunities. The addition of a new fourth rig along with improving the quality and performance of our existing rig fleet should also contribute to helping grow production."

2006 Results
Gasco expects to announce its full-year 2006 results on March 1, 2007. The Company will schedule a conference call to discuss financial and operational results, which will be announced at a later date.

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 1. of the Company's 2005 Form 10-K filed with the Securities and Exchange Commission on March 3, 2006.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044


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